Exhibit 99.1

         OIL STATES ANNOUNCES FOURTH QUARTER EARNINGS OF $0.98 PER SHARE

    HOUSTON, Feb. 7 /PRNewswire-FirstCall/ -- Oil States International, Inc. (NYSE: OIS) today reported net income for the quarter ended December 31, 2006 of $49.4 million, or $0.98 per diluted share. These results compare to $41.4 million, or $0.82 per diluted share, reported in the fourth quarter of 2005. With strong contributions from its Well Site Services and Offshore Products groups, Oil States recognized year-over-year growth in revenues and EBITDA (defined as net income plus interest, taxes, depreciation and amortization) of 8% and 25%, respectively, in the fourth quarter of 2006.[A]

    The Company generated $484.3 million of revenues and $90.4 million of EBITDA in the fourth quarter of 2006 compared to $447.1 million and $72.4 million, respectively, in the fourth quarter of 2005. Improvements in Offshore Products' revenues and EBITDA coupled with significant year-over-year increases in Well Site Services EBITDA contributed to the strong fourth quarter results. Well Site Services reported greater revenues and EBITDA due to continuing high levels of North American drilling activity, capital investments made in the past year and contributions from oil sands related accommodations. Offshore Products generated significantly improved revenues and EBITDA due to increased deepwater development spending and capital equipment upgrades by its customers. Offshore Products' backlog increased 9% during the quarter to a record $349.3 million. Tubular Services reported essentially flat revenues, but EBITDA declined compared to the prior year because of lower gross margins realized. Corporate and Other expenses increased $2.3 million in the fourth quarter of 2006 compared to the prior year's fourth quarter primarily due to increased stock award expense related to the adoption of SFAS 123R in 2006. The Company's effective tax rate was 31.3% in the current quarter compared to 24.8% in the fourth quarter of last year. The effective tax rate in the fourth quarter of 2006 was lower than expected because of tax return adjustments and the annualized benefit of lower state effective tax rates. The effective tax rate in the fourth quarter of 2005 included a $4.6 million, or $0.09 per diluted share, income tax benefit related to the reversal of substantially all of the Company's remaining valuation allowances applied against net operating loss carryforwards. During the fourth quarter of 2006, the Company repurchased 300,000 shares of its common stock (at an average price of $32.92 per share) under its current share repurchase program and spent $25.0 million in capital expenditures. As of December 31, 2006, the Company's debt to total capitalization ratio was 32.2%.

    For the year ended December 31, 2006, the Company reported record net income of $197.6 million, or $3.89 per diluted share, on revenues of $1.9 billion and EBITDA of $372.9 million. For the year ended December 31, 2005, the Company reported net income of $121.8 million, or $2.41 per diluted share, on revenues of $1.5 billion and EBITDA of $242.6 million. This performance represents year-over-year revenue and EBITDA increases of 26% and 54%, respectively. Net income in 2006 included the recognition in the first quarter of a non-cash, pre-tax gain of $11.3 million, or an after-tax gain of $0.12 per diluted share, on the sale of the Company's workover services business to Boots & Coots International Well Control, Inc. Capital expenditures for the year totaled $129.1 million, a substantial portion of which was spent on expanding our accommodations fleet in support of construction activity in the oil sands region of Canada.

    BUSINESS SEGMENT RESULTS

    (Unless otherwise noted, the following discussion compares the results from the fourth quarter of 2006 to the results from the fourth quarter of 2005.)

    Well Site Services

    Well Site Services generated improved fourth quarter results due to a 16% year-over-year increase in the U.S. drilling rig count and contributions from $117.4 million of capital investments made over the past year, partially offset by a 23% decrease in the Canadian drilling rig count and the sale of the hydraulic workover business completed in the first quarter of 2006. For the fourth quarter of 2006, Well Site Services generated revenues of $158.5 million and EBITDA of $62.9 million compared to $152.8 million and $40.4 million, respectively, in the fourth quarter of 2005. Higher revenues and margins in drilling services and rental tools contributed to the segment's 4% year-over-year increase in revenues and 56% increase in EBITDA. This growth in revenues and EBITDA was partially offset by the conversion of the Company's investment in its workover services business (which accounted for $10.2 million in revenues and $2.6 million in EBITDA in the fourth quarter of 2005) to equity accounting with the sale of the business to Boots & Coots in March 2006.

    For the fourth quarter of 2006, the accommodations business generated $70.4 million of revenues and $23.3 million of EBITDA compared to $72.0 million and $10.5 million, respectively, in the fourth quarter of 2005. Year-over-year quarterly revenues were down slightly due to lower traditional drilling camp activity and decreased third-party manufacturing work, partially offset by increased oil sands related activity. Accommodations' EBITDA grew dramatically year-over-year, as did the EBITDA margin percentage, due primarily to increased contributions from higher margin rental and catering services in support of oil sands developments. The Accommodations results for the fourth quarter of 2005 included significant revenues at lower margins related to a large third party manufacturing contract which has since been completed. Rental Tools generated a 14% year-over-year increase in revenues and a 21% increase in EBITDA primarily due to contributions from capital expenditures made over the past year, partially offset by weaker completion activity in Canada. Drilling and Other generated revenues and EBITDA of $37.2 million and $19.7 million, respectively, in the fourth quarter of 2006 compared to $26.1 million of revenues and $10.9 million of EBITDA in the fourth quarter 2005 due to improved pricing, contract terms, rig fleet expansion and the inclusion of equity in earnings from the Company's investment in Boots & Coots (which only impacted EBITDA).

    Offshore Products

    During the fourth quarter of 2006, Offshore Products generated $107.7 million of revenues and $17.1 million in EBITDA compared to $76.5 million and $12.4 million, respectively, in the fourth quarter of 2005. Gross margin percentage for the fourth quarter declined to 23% from 25% in the fourth quarter of 2005. The lower gross margin was primarily due to product mix and cost absorption. For the fourth consecutive quarter, backlog reached a record level totaling $349.3 million at December 31, 2006 compared to $321.2 million at September 30, 2006 and $110.7 million as of December 31, 2005.

    Tubular Services

    Tubular Services reported revenues of $218.1 million and EBITDA of $15.6 million for the fourth quarter of 2006 compared to $217.8 million and $22.5 million, respectively, in the fourth quarter of 2005. Tubular Services' OCTG shipments of 118,400 tons during the fourth quarter were essentially flat with 2005. Gross margins in the fourth quarter of 2006 declined to 8.5% from 11.0% in the fourth quarter of 2005 because of relatively flat OCTG mill pricing throughout most of 2006 and competitor destocking during the fourth quarter. The Company's OCTG inventory as of December 31, 2006 was $261.8 million compared to $279.9 million at September 30, 2006 and $274.2 million as of December 31, 2005. As of December 31, 2006, approximately 66% of Oil States' OCTG inventory was committed to customer orders.

    "Oil States finished 2006 with a record year of profitability," stated Douglas E. Swanson, Oil States' Chief Executive Officer. "U.S. drilling and completion activity remained at a high level despite concerns about high natural gas storage levels and reduced natural gas pricing.

We experienced some weakness in Canada in the fourth quarter of 2006 and into the first quarter of 2007 due to warmer weather and lower natural gas prices. However, this weakness is mitigated to a large degree by growth in Offshore Products and our activities that are tied to the oil sands developments. As evidenced by our recently announced capital spending commitments, we believe that the oil sands region of Canada continues to provide significant opportunities for organic growth in our Accommodations business going forward. Our current expectation for first quarter 2007 earnings is in a range of $0.97 to $1.02 per diluted share."

    Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is organized in three business segments -- Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS. For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com .

    The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2005 filed by Oil States with the SEC on March 2, 2006.

                         Oil States International, Inc.
              Unaudited Condensed Consolidated Statements of Income
                    (in thousands, except per share amounts)
                                   (unaudited)

                                      Three Months Ended              Twelve Months Ended
                                         December 31,                    December 31,
                                 -----------------------------   -----------------------------
                                     2006            2005            2006            2005
                                 -------------   -------------   -------------   -------------
Revenues                         $     484,303   $     447,081   $   1,923,357   $   1,531,636
Costs and expenses:
  Cost of sales                        373,062         352,556       1,467,988       1,206,187
  Selling, general and
   administrative expenses              27,604          22,506         107,216          84,672
  Depreciation and
   amortization expense                 14,578          13,007          54,340          46,704
  Other operating income                (4,180)            (93)         (4,124)           (488)
Operating income                        73,239          59,105         297,937         194,561

Interest expense                        (4,859)         (4,589)        (19,389)        (13,903)
Interest income                            836             162           2,506             475
Equity in earnings of
 unconsolidated affiliates               2,523             469           7,148           1,276
Sale of workover services
 business                                  ---             ---          11,250             ---
Other income / (loss)                       86            (133)          2,195              98
  Income before income
   taxes                                71,825          55,014         301,647         182,507
Income tax expense                     (22,464)        (13,649)       (104,013)        (60,694)
  Net income                     $      49,361   $      41,365   $     197,634   $     121,813

Net income per share
  Basic                          $        1.00   $        0.84   $        3.99   $        2.47
  Diluted                        $        0.98   $        0.82   $        3.89   $        2.41

Weighted average number of
 common shares outstanding
  Basic                                 49,533          49,069          49,519          49,344
  Diluted                               50,367          50,481          50,773          50,479

                         Oil States International, Inc.
                           Consolidated Balance Sheets
                                 (in thousands)

                                             Dec. 31,        Sep. 30,        Dec. 31,
                                               2006            2006            2005
                                           -------------   -------------   -------------
                                            (unaudited)     (unaudited)      (audited)
Assets
  Current assets
    Cash and cash equivalents              $      28,396   $      13,198   $      15,298
    Accounts receivable, net                     351,701         315,266         274,070
    Inventories, net                             386,182         401,537         360,926
    Prepaid expenses and other
     current assets                               17,710           9,408          13,450
      Total current assets                       783,989         739,409         663,744
  Property, plant and equipment, net             358,716         360,212         310,452
  Goodwill, net                                  331,804         333,699         339,703
  Investments in unconsolidated
   affiliates                                     38,079          35,891           2,265
  Other noncurrent assets                         58,506          58,526          26,708

Total assets                               $   1,571,094   $   1,527,737   $   1,342,872

Liabilities and stockholders' equity
  Current liabilities
    Accounts payable and accrued
     liabilities                           $     199,842   $     203,772   $     214,504
    Income taxes                                  11,376           5,072           7,023
    Current portion of long-term
     debt                                          6,873           6,861           3,901
    Deferred revenue                              58,645          48,095          34,046
    Other current liabilities                      3,680           3,678           3,223
      Total current liabilities                  280,416         267,478         262,697
  Long-term debt [B]                             391,729         398,015         402,109
  Deferred income taxes                           38,020          37,746          35,259
  Other liabilities                               21,093          20,915           8,823
      Total liabilities                          731,258         724,154         708,888

  Stockholders' equity
    Common stock                                     511             511             504
    Additional paid-in capital                   372,043         369,988         350,667
    Retained earnings                            487,627         438,266         289,993
    Accumulated other comprehensive
     income                                       30,183          35,459          23,137
    Treasury stock                               (50,528)        (40,641)        (30,317)
      Total stockholders' equity                 839,836         803,583         633,984

Total liabilities and stockholders'
 equity                                    $   1,571,094   $   1,527,737   $   1,342,872

                         Oil States International, Inc.
                                  Segment Data
                                 (in thousands)
                                   (unaudited)

                                      Three Months Ended              Twelve Months Ended
                                         December 31,                    December 31,
                                 -----------------------------   -----------------------------
                                     2006            2005            2006            2005
                                 -------------   -------------   -------------   -------------
Revenues
    Accommodations               $      70,389   $      71,984   $     313,966   $     287,340
    Rental Tools                        50,924          44,524         200,609         134,820
    Drilling and Other                  37,175          26,107         134,523          86,706
    Workover Services [C]                  ---          10,173           8,544          39,885

  Well Site Services                   158,488         152,788         657,642         548,751
  Offshore Products                    107,699          76,502         389,684         271,197
  Tubular Services                     218,116         217,791         876,031         711,688
Total Revenues                   $     484,303   $     447,081   $   1,923,357   $   1,531,636

EBITDA [A]
    Accommodations               $      23,268   $      10,499   $      92,559   $      52,856
    Rental Tools                        19,906          16,425          82,184          48,508
    Drilling and
     Other [C]                          19,690          10,851          68,458          30,934
    Workover Services [C] [D]              ---           2,595          13,828           8,692

  Well Site Services                    62,864          40,370         257,029         140,990
  Offshore Products                     17,092          12,439          66,931          36,436
  Tubular Services                      15,622          22,478          68,648          76,716
  Corporate / Other                     (5,152)         (2,839)        (19,738)        (11,503)
Total EBITDA                     $      90,426   $      72,448   $     372,870   $     242,639

Operating Income / (Loss)
    Accommodations               $      18,900   $       6,898   $      73,643   $      39,701
    Rental Tools                        15,457          12,606          65,469          35,078
    Drilling and Other [C]              14,685           9,183          54,368          25,167
    Workover Services [C]                  ---           1,558           1,872           4,747

  Well Site Services                    49,042          30,245         195,352         104,693
  Offshore Products                     14,365           9,902          55,957          26,552
  Tubular Services                      15,015          21,818          66,486          74,887
  Corporate / Other                     (5,183)         (2,860)        (19,858)        (11,571)
Total Operating Income           $      73,239   $      59,105   $     297,937   $     194,561

                         Oil States International, Inc.
                 Additional Quarterly Segment and Operating Data
                                   (unaudited)

                                            Three Months Ended December 31,
                                                2006              2005
                                           ---------------   ---------------
Supplemental Operating Data
  Land Drilling Operating
   Statistics
    Average Rigs Available                              32                27
    Utilization                                       85.9%             90.7%
    Implied Day Rate ($ in
     thousands per day)                    $          14.7   $          11.6
    Implied Daily Cash Margin ($ in
     thousands per day)                    $           7.1   $           5.1

  Offshore Products Backlog ($ in
   millions)                               $         349.3   $         110.7

  Tubular Services Operating Data
    Shipments (Tons in thousands)                    118.4             118.6
    Quarter end Inventory ($ in
     thousands)                            $       261,785   $       274,232

                         Oil States International, Inc.
            Reconciliation of GAAP to Non-GAAP Financial Information
                                 (in thousands)
                                   (unaudited)

                                      Three Months Ended              Twelve Months Ended
                                         December 31,                    December 31,
                                 -----------------------------   -----------------------------
                                     2006            2005            2006            2005
                                 -------------   -------------   -------------   -------------
Net income                       $      49,361   $      41,365   $     197,634   $     121,813
Income tax expense                      22,464          13,649         104,013          60,694
Depreciation and amortization           14,578          13,007          54,340          46,704
Interest income                           (836)           (162)         (2,506)           (475)
Interest expense                         4,859           4,589          19,389          13,903
  EBITDA                         $      90,426   $      72,448   $     372,870   $     242,639

[A] The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

[B] As of December 31, 2006, the Company had approximately $173.9 million available under its revolving credit facility.

[C] On March 1, the Company sold the workover services business to Boots & Coots International Well Control, Inc. for equity and debt consideration. Subsequent to closing, Drilling and Other results include equity in earnings of unconsolidated affiliates related to this transaction.

[D] Includes the $11.3 million non-cash, pre-tax gain from the sale of the workover services business to Boots & Coots International Well Control, Inc.

SOURCE  Oil States International, Inc.
    -0-                             02/07/2007
    /CONTACT: Bradley J. Dodson of Oil States International, Inc., +1-713-652-0582/
    /Web site:  http://www.oilstatesintl.com /
    (OIS)